VERTEX ENERGY, INC. 8-K

Exhibit 10.2

EXECUTION VERSION

DATED	May 23, 2024

(1)	MACQUARIE ENERGY NORTH AMERICA TRADING INC.

(2)	Vertex Renewables Alabama llc

(3)	VERTEX REFINING ALABAMA LLC

(4)	VERTEX ENERGY, INC.

tERMINATION AND Release agreement

in respect of a supply and offtake agreement dated mAY 26, 2023 and certain other transaction documents

CONTENTS

SECTION

1	interpretation	1
2	RENEWABLES EARLY TERMINATION	2
3	Termination of certain contractual arrangements	4
4	confirmation of guaranty	5
5	Representations	5
6	MISCELLANEOUS	5
7	Governing law and jurisdiction	6

CONTENTS PAGE 1

THIS AGREEMENT (this “Agreement”) is dated	May 23, 2024

BETWEEN:

(1)	MACQUARIE ENERGY NORTH AMERICA TRADING INC., a Delaware corporation, located at 500 Dallas Street, Suite 3300 Houston, Texas 77002 (“Macquarie”);

(2)	VERTEX RENEWABLES ALABAMA LLC, a Delaware limited liability company, located at 1331 Gemini Street, Suite 250, Houston, Texas, TX 77058-2764 United States (the “Company”);

(3)	VERTEX REFINING ALABAMA LLC, a Delaware limited liability company, located at 1331 Gemini Street, Suite 250, Houston, Texas, TX 77058-2764 United States (“Vertex Refining”);

(4)	VERTEX ENERGY, INC., a Nevada corporation, located at 1331 Gemini Street, Suite 250, Houston, Texas, TX 77058-2764 United States (the “Parent”); and

each referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)	WHEREAS, Macquarie and the Company entered into a supply and offtake agreement dated May 26, 2023, as amended from time to time (the “Supply and Offtake Agreement”) and certain other Transaction Documents (as defined in the Supply and Offtake Agreement).

(B)	WHEREAS, the Parent and Macquarie entered into a guaranty agreement dated May 26, 2023 in favour of Macquarie (the “Parent Guaranty”) and Vertex Refining and Macquarie entered into a guaranty agreement dated May 26, 2023 in favour of Macquarie (the “Vertex Refining Guaranty” and together with the Parent Guaranty, the “Guaranties” and each a “Guaranty”), in each case, with respect to the Company’s obligations under the Supply and Offtake Agreement.

(C)	WHEREAS, the Company and Macquarie have agreed to terminate the Supply and Offtake Agreement and all Transaction Documents with effect from (and including) May 24, 2024 but subject to and in accordance with the terms of this Agreement (the “Renewables Early Termination”).

(D)	NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), the Parties hereto agree as follows.

1	interpretation

1.1	Definitions

In this Agreement:

“C.T.” means the prevailing time in the Central time zone of the United States of America.

“Effective Date” means the date of this Agreement.

“Guaranties” and “Guaranty” has the meaning given to those terms in Recital (B).

“Renewables Early Termination Pricing Date” means May 23, 2024.

“Storage Rights Agreement” means, collectively, the BWC Storage Rights Agreement and the Center Point Storage Rights Agreement.

“Supply and Offtake Agreement” has the meaning given to that term in Recital (A).

1.2	Interpretation

(a)	Unless a contrary indication appears, terms defined in or construed for the purposes of the Supply and Offtake Agreement have the same meanings when used in this Agreement.

(b)	The principles of construction as set out in section 1.3 (Construction of Agreement) of the Supply and Offtake Agreement shall have effect as though they were set out in full in this Agreement but so that each reference in that section to “this Agreement” shall be read as a reference to this Agreement.

(c)	In this Agreement any reference to an Article, Section, paragraph, sub-paragraph, Recital or Schedule is, unless the context otherwise requires, a reference to an article, section, paragraph, sub-paragraph, recital or schedule of this Agreement.

1.3	Third party rights

No Person other than the Parties shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights are hereby expressly disclaimed.

1.4	Transaction Document

Macquarie and the Company agree that this Agreement shall be a Transaction Document for the purposes of the Supply and Offtake Agreement.

1.5	The Guarantors

Each of the Parent and Vertex Renewables is entering into this Agreement solely for the purposes set out in Section 4 (Confirmation of Guaranty) and Section 5.1(c) (Representations).

2	RENEWABLES EARLY TERMINATION

2.1	Subject to Section 2.3 and Section 3.6 below and notwithstanding anything to the contrary in Transaction Documents, the Parties hereby irrevocably and unconditionally (without representation, warranty or recourse, whether express or implied) agree that, with effect from (and including) May 24, 2024 or, if later, the date on which all amounts payable in connection with the Renewables Early Termination have been paid in full (such date, the “Renewables Early Termination Date”):

(a)	the Supply and Offtake Agreement, the Storage and Services Agreement, the Fee Letter, the Independent Amount Letter, the Lien Documents, the Master Agreement, the BWC Storage Rights Agreement and the Center Point Storage Rights Agreement shall immediately be terminated and cease to be in force and effect;

(b)	each Party will be irrevocably and unconditionally released and discharged from all its present and future obligations, claims and liabilities (both actual and contingent (including, without limitation, guarantee obligations) and whether as primary obligor or guarantor, as surety or in any other capacity whatsoever) under, pursuant to or in connection with the Transaction Documents; and

(c)	any power of attorney granted by any Party to the other Party under, pursuant to or in connection with any of the Transaction Documents will be irrevocably and unconditionally cancelled, terminated and revoked.

2.2	In order to give effect to the Renewables Early Termination:

(a)	solely for the purposes of determining the Daily Permitted Feedstock Sales and the Daily Permitted Renewable Product Sales on the Renewables Early Termination Pricing Date (and all amounts payable in connection therewith) and without double-counting:

(i)	Daily Permitted Feedstock Sales will be deemed to occur on the Renewables Early Termination Pricing Date in respect of all Macquarie Permitted Feedstock Inventory in situ at each applicable Included Permitted Feedstock Location; and

(ii)	Daily Renewable Product Sales will be deemed to occur on the Renewables Early Termination Pricing Date in respect of all Macquarie Renewable Product Inventory in situ at each Included Renewable Product Location, in each case, using, for these purposes, the Best Available Inventory Data as of the Renewables Early Termination Pricing Date and accordingly, the Measured Permitted Feedstock Quantity for each Included Permitted Feedstock Location and the Measured Renewable Product Quantity in each Included Renewable Product Tank shall be deemed to be zero on each day from (and including) the Renewables Early Termination Pricing Date to (and including) the Renewables Early Termination Date;

(b)	notwithstanding anything to the contrary in the Supply and Offtake Agreement:

(i)	the price used to determine the amount payable in connection with each Daily Permitted Feedstock Sale and each Daily Renewable Product Sale shall be the Current Month Pricing Benchmark for the applicable Pricing Group as of the Renewables Early Termination Pricing Date;

(ii)	no Permitted Feedstock Monthly Handling Fee will be owed in respect of the sales contemplated by Section 2.2(a) above and this Section 2.2(b);

(iii)	the date that would (but for this sub-paragraph (iii)) have been the Monthly Determination Date immediately following the Renewables Early Termination Pricing Date shall be accelerated to the Renewables Early Termination Pricing Date and for the purposes of performing all calculations required to be performed as of that deemed Monthly Determination Date (including, without limitation, the Monthly True-Up Amount), the Delivery Month shall be deemed to end on (and include) the Renewables Early Termination Pricing Date and for purposes of such calculations, any fee, cost or expense ordinarily calculated on a monthly basis without regard to days elapsed will be pro-rated to reflect the number of days in such deemed Delivery Month, calculated on the basis of a 30-day month; and

(iv)	Macquarie shall use commercially reasonable efforts to (x) notify the Company by e-mail of all amounts payable in connection with the Daily Permitted Feedstock Sales, the Daily Renewable Product Sales, the Monthly True-Up Amount and all other amounts payable in connection with the Renewables Early Termination (the net amount being, the “Renewables Early Termination Amount”) by no later than the end of the Renewables Early Termination Pricing Date; and (y) deliver an invoice to the Company in respect of the Renewables Early Termination Amount (or, to the extent that the Renewables Early Termination Amount is payable by Macquarie, self invoice) by no later than 10 a.m. (CT) on the date falling one (1) Business Day after the Renewables Early Termination Pricing Date, and, in each case, Macquarie shall include a breakdown of the relevant calculation(s) by Pricing Group; and

(v)	the Renewables Early Termination Amount shall become due and payable on the later of (x) the date falling one (1) Business Day after the Renewables Early Termination Pricing Date; and (y) the date on which Macquarie has delivered an invoice to the Company (or, if the Renewables Early Termination Amount is payable by Macquarie, submitted a self-invoice) in respect of the Renewables Early Termination Amount (such date being, the “Renewables Early Termination Payment Date”) and the provisions of Section 12.5 (Payment Netting) of the Supply and Offtake Agreement shall apply; and

(c)	on the Renewables Early Termination Payment Date, Macquarie shall either pay to the Company, or apply towards satisfaction of all amounts due and payable by the Company on such date, an amount equal to the balance of the Independent Amount held by Macquarie as of the Renewables Early Termination Payment Date.

2.3	Notwithstanding anything to the contrary in the contrary in this Agreement or the Transaction Documents, Macquarie shall retain title to any Permitted Feedstock or Renewable Product held in an Included Storage Location on and after the Renewables Early Termination Pricing Date until the Renewables Early Termination Date has occurred. Macquarie shall be deemed to certify, for the purposes of the Storage and Services Agreement and the Storage Rights Agreement, either (x) if the Renewables Early Termination Amount is payable by Macquarie, on the Renewables Early Termination Payment Date; or (y) if the Renewables Early Termination Amount is payable by the Company, upon receipt by Macquarie of such Renewables Early Termination Amount, that there is no Permitted Feedstock or Renewable Product to which Macquarie has title within the Facilities (as defined in the Storage and Services Agreement) or the Storage Facilities (as defined in the Storage Rights Agreement).

3	Termination of certain contractual arrangements

3.1	As soon as reasonably practicable following the entry into of this Agreement, Macquarie and the Company shall deliver a notice to Idemitsu in writing (in substantially the form appended to this Agreement as Schedule 1 (Form of Notice to Idemitsu)) and in accordance with the terms of the Idemtisu Tripartite Agreement, notifying Idemitsu that Macquarie and the Company (a) have agreed to terminate the Supply and Offtake Agreement with effect from (and including) the Renewables Early Termination Date; and (b) are exercising their right pursuant to section 6.1(c) of the Idemitsu Tripartite Agreement to terminate the Idemitsu Tripartite Agreement with effect from (and including) the Renewables Early Termination Date.

3.2	On or promptly following (and, in any event, within five (5) Business Days of) the earlier of (i) the Renewables Early Termination Date; and (ii) the date on which Macquarie determines, acting in good faith and in a commercially reasonable manner, that it no longer has title to any Permitted Feedstock or Renewable Product stored:

(a)	at the Center Point Storage Facilities and/or the BWC Storage Facilities, Macquarie shall deliver a notice to the Center Point Operator or the BWC Operator, as applicable, in substantially the form appended hereto as Schedule 2 (Form of Notice to Third Party Storage Provider) notifying them that the Contractual Arrangements (as defined in the BWC Consent Letter or the Center Point Consent Letter, as applicable) have been terminated; or

(b)	on an Included Permitted Feedstock Barge, the Company shall, promptly following a request by Macquarie, deliver a notice in writing to the relevant Barge Operator and the relevant Barge Owner, in substantially the form appended hereto as Schedule 3 (Form of Notice to each Barge Owner or Barge Operator) notifying them that such Barge Operator or Barge Owner, as applicable, shall be released from their obligation to comply with the terms of the irrevocable notices delivered to them by the Company.

3.3	Macquarie agrees and acknowledges that all Liens granted to or held by Macquarie as security for the Obligations (as defined in the Pledge and Security Agreement) under and in accordance with the terms of the Pledge and Security Agreement shall be forever and irrevocably satisfied, released and discharged on (x) if the Renewables Early Termination Amount is payable by Macquarie, the Renewables Early Termination Payment Date; or (y) if the Renewables Early Termination Amount is payable by the Company, the Renewables Early Termination Date. Accordingly, on or promptly following the Renewables Early Termination Date and, in any event, within one (1) Business Day following the Renewables Early Termination Date:

(a)	Macquarie shall deliver such documents and agreements as the Company (or its designee) may reasonably request to evidence release of Macquarie’s Liens under the Pledge and Security Agreement on either (x) the Renewables Early Termination Payment Date (if the Renewables Early Termination Amount is payable by Macquarie; or (y) the Renewables Early Termination Date (if the Renewables Early Termination Amount is payable by the Company), including, but not limited to, in each case, any terminations and releases as may be reasonably requested by the Company;

(b)	pursuant to and in accordance with the terms of the Intercreditor Agreement, Macquarie shall agree and acknowledge that the Discharge of Renewables Intermediation Facility Obligations (as defined in the Intercreditor Agreement) has occurred, and therefore Macquarie (in its capacity as Renewables Intermediation Facility Representative) shall notify the other Representatives (as defined in the Intercreditor Agreement) that the Renewables Early Termination Date has occurred; and

(c)	the Company hereby authorizes Macquarie (or its designee) to file the UCC-3 termination statement(s) with respect to the UCC-1 financing statement(s) filed in favor of Macquarie evidencing such Liens, provided that the Company and its advisors shall have a reasonable opportunity to review such UCC-3 termination statement(s) prior to filing.

3.4	By no later than the date falling two (2) Business Days after the Renewables Early Termination Date, Macquarie shall deliver a notice in writing to the Deposit Account Bank (in substantially the form appended hereto as Schedule 4 (Form of Notice to the Deposit Account Bank)) notifying it that the Liens granted in favor of Macquarie pursuant to the Pledge and Security Agreement have been released and accordingly, that the Deposit Account Control Agreement shall be terminated with effect from the date of the notice;

3.5	Each Party agrees to take all further actions and execute all further documents (and to procure the doing of all acts and things and the execution of all documents) as any other Party may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith (including the provision of a pay-off letter to the extent required by any lender under the Existing Financing Agreements or any other lender of any Vertex Party).

3.6	Neither Section 2.1 above nor any other provision of this Agreement shall affect any rights, remedies, obligations or liabilities of the Parties under the Transaction Documents that have accrued prior to the date of this Agreement or which are expressed to survive termination of any of the Transaction Documents.

4	confirmation of guaranty

4.1	By executing this Agreement, each of the Parent and Vertex Refining:

(a)	consents to the Company entering into this Agreement; and

(b)	confirms and restates that its obligations under the Guaranty to which it is a party shall, notwithstanding the termination of each other Transaction Document, continue in full force and effect as a continuing security for the payment and discharge of any actual or contingent Guaranteed Obligations (as defined in the Guaranty to which it is a party and including, without limitation, all amounts owing by the Company to Macquarie in relation to the Transaction Obligations) to the extent that such Guaranteed Obligations relate to rights, remedies, obligations or liabilities that have accrued prior to the date of this Agreement or which are expressed to survive termination of any of the Transaction Documents.

5	Representations

5.1	Without prejudice to the rights of Macquarie which have arisen on or before the Effective Date:

(a)	the Company and Macquarie each repeat the representations and warranties set out in section 20.1 (Mutual Representations) of the Supply and Offtake Agreement;

(b)	the Company repeats the representations and warranties set out in section 20.2 (Company’s Representations) of the Supply and Offtake Agreement; and

(c)	each of the Parent and Vertex Renewables repeats the representations and warranties set out in section 5.1 (Representations and Warranties) of the Guaranty to which it is a party,

in each case on the date of this Agreement and by reference to the facts and circumstances then existing.

6	MISCELLANEOUS

6.1	Incorporation of Terms

The provisions of section 24 (Indemnification; Expenses), section 25 (Confidentiality) and sections 29 (Assignment) to 34 (Miscellaneous) (inclusive) of the Supply and Offtake Agreement shall apply to this Agreement as if set out in full in this Agreement and as if references in those sections to “this Agreement”, “either Party” and “neither Party” are references to this Agreement, “each Party” and “no Party”, respectively.

6.2	Inconsistency

In the event of any inconsistency between the terms of this Agreement and the Fee Letter or Independent Amount Letter, this Agreement shall prevail but only to the extent of such inconsistency.

7	Governing law and jurisdiction

7.1	THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

7.2	EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 30 OF THE SUPPLY AND OFFTAKE AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

7.3	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

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EXECUTION PAGES

Executed by MACQUARIE ENERGY NORTH AMERICA TRADING INC. acting by:

/s/ Brian Houstoun	and	/s/ Travis McCullough
Name: Brian Houstoun		Name: Travis McCullough
Title: Senior Managing Director		Title: Division Director

Executed by VERTEX REFINING ALABAMA LLC acting by:

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: CEO and President

Executed by VERTEX ENERGY, INC. acting by:

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: CEO and President

Executed by VERTEX RENEWABLES ALABAMA LLC acting by:

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: CEO and President